Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Air Lease Corporation:

We consent to the incorporation by reference in the Registration Statements (333‑207308 and 333‑185378) on Form S‑3 and (333‑174708 and 333‑195755) on Form S‑8 of Air Lease Corporation of our reports dated February 25, 2016, with respect to the consolidated balance sheets of Air Lease Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10‑K of Air Lease Corporation.

/s/ KPMG LLP

Los Angeles, California
February 25, 2016